Exhibit 23.1

DAVIS ACCOUNTING GROUP P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Zhenyong Liu, Chairman and Chief Executive Officer
Orient Paper, Inc.
Nansan Gongli, Nanhuan Rd, Xushui County, Baoding City
Hebei Province, PRC 072550

Dear Mr. Liu,

CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement of Orient Paper, Inc. on Form S-3 of our report on the financial statements of the Company as its registered independent auditors dated March 19, 2009, as of and for the periods ended December 31, 2008, and 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
November 25, 2009.